Exhibit 99.1

Contacts:

Karen Breen
Dan Campbell
Investor Relations
303-397-8592
303-397-8634

TELETECH REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

     Announces Plans to Reduce Debt by $50 Million and to Implement Additional Cost Reductions

Denver, Colo., May 5, 2004 – TeleTech Holdings, Inc. (Nasdaq: TTEC), a global provider of customer management solutions, today announced first quarter 2004 financial results. The company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2004.

TeleTech’s previously announced cost reduction initiatives enabled the company to operate profitably during the first quarter. TeleTech reported net income of $1.6 million or 2 cents per fully diluted share. This compares to net income of $2.8 million, or 4 cents per diluted share, for the first quarter 2003 and to a net loss of $2.4 million, or 3 cents per diluted share, for the fourth quarter 2003.

Revenue for the first quarter 2004 was $266.1 million and up $20.3 million, or 8.3 percent, over the year ago quarter and up $4.5 million, or 1.7 percent, over the preceding quarter. Income from operations was $4.9 million for the first quarter 2004 compared to $6.9 million for the year ago quarter and $8.1 million for the fourth quarter 2003.

As planned, included in the first quarter 2004 results was a $1.8 million pre-tax cash charge primarily related to streamlining the company’s operations. Included in the first quarter 2003 results was a $0.6 million pre-tax benefit related to revised estimates of restructuring charges. The fourth quarter 2003 net loss included $1.2 million of net restructuring charges and a $5.5 million charge for the impairment of deferred tax assets and other income tax corrections.

The first quarter 2004 also included:

•	Announcing new or expanded relationships with Australia’s largest wireless provider, a major U.S. telecommunications company, and AeroMexico, the largest airline in Mexico. Further, the company entered into agreements with new or existing clients during the first quarter, including a telecommunications company and a major financial institution in Latin America, a government taxing authority and a telecommunications company in Europe, a multinational airline in the Asia Pacific region, and a healthcare organization in North America. In addition, Percepta was awarded additional business with an existing client.

•	Ending the quarter with cash and cash equivalents of $146.6 million, up $4.9 million from $141.7 million in the fourth quarter 2003, and up $28.8 million from $117.8 million in the year ago quarter. Total debt was $123.4 million at quarter end, placing TeleTech in a net positive cash position of $23.2 million, calculated as cash and cash equivalents less total debt.

•	Repurchasing approximately $5 million, or 790,000 shares, of TeleTech common stock for an average price of $6.33.

•	Managing days sales outstanding (DSOs) on accounts receivable to 53 days, up slightly from 51 days at the end of 2003 and down from 56 days at the end of the year ago quarter.

•	Generating $14.0 million of free cash flow, calculated as cash flow from operating activities of $25.8 million less capital expenditures of $11.9 million. This compares to free cash flow of $18.9 million for the fourth quarter 2003 and a negative $62.0 million for the year ago quarter. Free cash flow in the year ago quarter reflected the acquisition of the company’s corporate headquarters for $38.2 million.

COST REDUCTION UPDATE

In August 2003 TeleTech outlined a multi-phase profit improvement plan, including a goal to achieve $40 million, on an annualized run rate, of cost reductions to be achieved during 2004. These savings are being accomplished via several initiatives, including streamlining operations, investing in global technology and systems enhancements, and reducing the company’s cost structure in various areas. The company believes it has achieved the full $40 million in annualized cost savings during 2004.

Today TeleTech is announcing the second phase of its plan, with additional cost reductions to be realized over the next 12 months. These benefits are expected to be achieved primarily in the areas of operational improvements, reduced interest expense associated with the $50 million debt reduction plan described below, and lower operating expenses in the areas of telecommunications, professional fees, and insurance.

DEBT REDUCTION PLANS

TeleTech has maintained a strong cash position over the last several years and ended the first quarter with nearly $147 million of cash and cash equivalents. In light of these factors and the opportunity to refinance in today’s interest rate market, the Board of Directors approved a plan to structure a new $100 million revolving credit facility and to reduce long-term debt by $50 million during the second quarter 2004.

The weighted average interest rate on the $75 million senior notes was approximately 9 percent at March 31, 2004 and the interest rate under the new $100 million revolver is LIBOR-based, plus an applicable margin.

Beginning in the third quarter 2004, TeleTech’s fully diluted earnings per share will benefit from reduced interest expense as the $50 million debt reduction is estimated to result in an annualized net, pre-tax interest expense savings of approximately $5 million per year.

The above plan will result in an estimated pre-tax charge in the second quarter of approximately $9 million, of which $8 million will be a cash charge related to the senior notes “make-whole” payment and the remaining $1 million will be a non-cash charge to write-off previously capitalized debt issuance costs. The company expects to recover the $8 million charge for the senior notes “make-whole” payment from the estimated future savings associated with reduced interest expense.

EXECUTIVE COMMENTARY

Commenting on the company’s results, Dennis Lacey, chief financial officer, said, “Nearly one year ago, we announced the $40 million cost reduction plan, combined with ‘get well’ plans for under-performing client programs, to address known changes in our business and, in particular, the scheduled cessation of certain revenues from a client program. This plan enabled us to operate profitably during the first quarter. However, the severance aspect of this plan significantly impacted this quarter’s operating results by approximately $1.6 million pre-tax.”

“As we begin 2004, we are announcing the second phase of our cost reduction plan designed to further improve profitability on an annualized basis during 2005,” Lacey continued. “One element of that plan is a $5 million reduction in annualized net interest expense that we expect to arise from our plans to retire our outstanding senior notes. Other aspects of this new plan relate to our continued focus on improving results on a program-by-program basis, enhancing productivity in our customer management centers, and achieving further reductions in telecommunications and other operating costs.”

Kenneth Tuchman, chairman and chief executive officer, said, “We are pleased with the progress we made during the first quarter against the multi-phase profit improvement plan outlined last year, and we are executing on a well-defined strategy to achieve additional improvements. Our entire management team continues to be sharply focused on returning to sustained profitability by concentrating our efforts in the areas we have previously outlined, including (1) growing new and existing client relationships, (2) improving the profitability of certain client programs, (3) achieving our targeted cost reduction initiatives, and (4) developing and launching products to diversify our sales offering.”

“We are pleased with the success of our revenue diversification efforts that, coupled with our customer management expertise, generate measurable, long-term value for our clients,” continued Tuchman. “In addition to developing products to broaden our sales offering, we are leveraging the technology investments we made over the last several years to further enhance our global technology infrastructure, drive additional efficiencies, and improve profitability. Moreover, our business unit leaders are aggressively expanding our global business development efforts. As a result, our clients are increasingly taking advantage of our in-country capabilities in strategic locations throughout the world that deliver best-in-class customer management services, provide standardized processes, and drive efficiencies regardless of location. Looking ahead, we expect our business opportunities to improve as the economy strengthens, and we plan to improve financial performance by making significant investments in our sales and solutions infrastructure to profitably grow our enterprise while also strategically expanding our extensive capabilities.”

SEC FILINGS

The company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which can be found at www.teletech.com.

CONFERENCE CALL

TeleTech executive management will host a conference call to discuss first quarter 2004 financial results on Thursday, May 6, 2004, at 9:00 a.m. Eastern Time. You are invited to join a live webcast of the call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay of the call will be available on the TeleTech website through Thursday, May 20, 2004.

ABOUT TELETECH

TeleTech is a global leader of integrated customer solutions designed to help clients acquire, grow, and retain profitable relationships with their customers. TeleTech strengthens customer relationships for its clients by providing a combination of technologies, processes, and professional services. Headquartered in Denver, Colo., TeleTech’s worldwide capabilities are supported by more than 33,000 professionals in North America, Latin America, Asia-Pacific, and Europe. For additional information, visit www.teletech.com.

FORWARD LOOKING STATEMENTS

All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause TeleTech’s and its subsidiaries’ actual results to differ materially from those expressed or implied by such forward-looking statements, including: under generally accepted accounting principles, the revenues, expenses and profits associated with the launch of new client agreements may be expensed up front or deferred over the life of the client contract, and, accordingly, the profitability of these agreements may be disproportionately skewed toward later periods; the possibility of the company’s Database Marketing and Consulting segment not returning to historic levels of profitability; the impact to future earnings related to refinancing the company’s debt agreements, including owing a make-whole provision associated with the company’s senior note agreements, among others; economic or political changes affecting the countries in which the company operates; greater than anticipated competition in the customer care market, causing adverse pricing and more stringent contractual terms; the risks associated with losing one or more significant client relationships; execution risks associated with operating individual client programs to avoid incurring penalties; the renewal of client or vendor relationships on favorable terms; higher than anticipated start-up costs associated with new business opportunities and ventures; the company’s ability to find cost effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; risks associated with attracting and retaining cost-effective labor at the company’s customer management centers; consumers’ concerns or adverse publicity regarding the products of the company’s clients; the company’s ability to close new business in 2004 and fill excess capacity; execution risks associated with achieving the original $40 million and the incremental annualized cost reductions; the possibility of additional asset impairments and restructuring charges; the ultimate liability associated with the amount of past sales or use tax obligations; risks associated with changes in foreign currency exchange rates; changes in accounting policies and practices promulgated by standard setting bodies; and, new legislation or government regulation that impacts the customer care industry. Readers should review the company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and other documents filed with the Securities and Exchange Commission (SEC). These SEC filings describe in greater detail the items discussed above along with other important factors that may impact the company’s business, results of operations, financial condition, and cash flows. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

# # #

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended
	March 31,
	2004	2003
Revenues	$266,128	$245,789
Operating expenses:
Costs of services	202,412	189,901
Selling, general & administrative	40,967	36,232
Depreciation and amortization	15,982	13,374
Restructuring charges, net	1,842 (1)	(588	)(2)

Total operating expenses	261,203	238,919

Operating Income	4,925	6,870
Other expense	(1,267)	(1,907)

Income Before Income Taxes	3,658	4,963
Income tax expense	2,255	1,936

Income before Minority Interest	1,403	3,027
Minority Interest	206	(262)

Net Income	$1,609	$2,765

Basic Earnings Per Share	$0.02	$0.04

Diluted Earnings Per Share	$0.02	$0.04

Operating Margin	1.9%	2.8%
Net Income Margin	0.6%	1.1%
Effective Tax Rate	61.6%	39.0%
Weighted Average Shares
Basic	75,069	74,117
Diluted	76,524	74,531

Notes:

1.	Represents a $1.6 million charge related to a reduction in force, a $0.4 million charge related to facility exit charges in connection with SFAS No. 146, and a $(0.2) million benefit related to revised estimates of restructuring charges.

2.	Represents a $(0.6) million benefit related to revised estimates of restructuring charges.

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$146,619	$141,687
Accounts receivable, net	153,392	145,132
Other current assets	31,189	32,730

Total current assets	331,200	319,549
Property and equipment, net	145,314	148,690
Other assets	82,246	83,035

Total assets	$558,760	$551,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$200,243	$137,039
Line of credit	39,000	39,000
Senior notes	—	63,000
Other noncurrent liabilities	23,399	14,064
Minority interest	8,934	9,354
Total stockholders’ equity	287,184	288,817

Total liabilities and stockholders’ equity	$558,760	$551,274

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF CASH FLOWS
(In thousands)

	Three months ended
	March 31,
	2004	2003
Cash flow from operating activities:
Net income	$1,609	$2,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,982	13,374
Other	8,241	(31,516)

Net cash provided by (used in ) operating activities	$25,832	$(15,377)

Total Capital Expenditures	$11,866	$46,582 (1)

Free Cash Flow	$13,966	$(61,959)

Notes :

1.	Total capital expenditures for the three months ended March 31, 2003 include the purchase of TeleTech’s corporate headquarters building for $38.2 million.